Exhibit 99.1

FOR IMMEDIATE RELEASE

ETRIALS UNVEILS NEW CLINICAL TRIAL MANAGEMENT SYSTEM

Adds CTMS to its eClinical Suite to Meet the Diverse Needs of the Clinical Industry

Morrisville, NC—April 19, 2006— etrials® Worldwide, Inc. (Nasdaq: ETWC, ETWCW, ETWCU), an eClinical software and services company focused on people, process and technology to meet the needs of the pharmaceutical industry, today announced the availability of the etrials Clinical Trial Management System (CTMS).

etrials CTMS improves the efficiency and effectiveness of clinical studies by providing pharmaceutical, biotechnology and contract research organizations with a complete set of logistical tools to manage their clinical studies. The new system was developed based on a technology acquired from Quintiles Transnational Corp. in April 2005.

etrials’ new CTMS provides users with access to data via standard and customizable reports to best manage sites and project team staff. It offers custom integration for seamless sharing of data with various external sources, such as interactive voice response (IVR) systems, patient diaries, central lab data and safety database adverse event reports. In addition, the system also provides automated alerts, monitoring report templates, grant payment management and flexibility in granting user access to data which can be limited to a single project or site.

“Our fully integrated CTMS allows data to flow easily between a wide variety of applications which makes managing a clinical trial easier and more efficient for our clients.” said John Cline, CEO, etrials. “As the newest addition to the etrials eClinical Suite, CTMS can be combined with etrials Electronic Data Capture (EDC), eDiaries and Interactive Voice Response (IVR) or used as a stand-alone application. This enables us to offer our clients one of easiest to use and most integrated suites of technologies available to the industry.”

etrials CTMS is a Web-based application built on the ASP.NET platform. The included maintenance module allows users to configure the software for specific clients, projects and sites.

About etrials®
etrials Worldwide, Inc., (Nasdaq: ETWC, ETWCW, ETWCU) is an eClinical software and services company offering pharmaceutical, biotechnology and contract research organizations worldwide a suite of technology-based tools including electronic data capture, electronic patient diaries, interactive voice response and reporting. etrials believes that our people, process and technology are fundamental to assisting the pharmaceutical industry in bringing new drugs to market faster and more efficiently. Visit us at www.etrials.com.

# # #

etrials is a  trademark or registered trademark in the United States of etrials Worldwide, Inc. Other marks belong to their respective owners.

Contact:
Media: Lorra Gosselin etrials Worldwide, Inc. 919.653.3400 pr@etrials.com	Investors: The Equity Group Inc. Adam Prior 212.836.9606 aprior@equityny.com	or Devin Sullivan 212.836.9608 dsullivan@equityny.com